TEMPUR-PEDIC REPORTS SECOND QUARTER EARNINGS

- EPS Declines 31% to $0.27 As Challenging Economic Environment Continues
- Generates Record Quarterly Operating Cash Flow
- Lowers 2008 Financial Guidance

LEXINGTON, KY, July 17, 2008 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the second quarter ended June 30, 2008. The Company also announced revised financial guidance for 2008.

FINANCIAL SUMMARY
•
Earnings per share (EPS) were $0.27 per diluted share in the second quarter of 2008 as compared to $0.39 per diluted share in the second quarter of 2007. The Company reported net income of $20.2 million for the second quarter of 2008 as compared to $32.9 million in the second quarter of 2007.

•
Net sales declined 7% to $238.7 million in the second quarter of 2008 from $257.6 million in the second quarter of 2007. Net sales in the domestic segment declined 13%, while international segment net sales increased 4%. On a constant currency basis, international segment net sales decreased 9%.

•	Reflecting the Company’s focus on improving working capital, operating cash flow increased 57% to $71.7 million in the second quarter of 2008 from $45.6 million in the second quarter of 2007.

•	During the quarter, the Company reduced total debt by $40.6 million to $556.5 million. In addition, the Company increased its cash balance by $21.8 million to $68.4 million.

President and Chief Executive Officer H. Thomas Bryant commented, “In the second quarter, domestic mattress industry trends continued to decline and many international markets continued to weaken, particularly towards the end of the quarter. Given this backdrop and our commitment to the company’s long term strategy, we continue to implement our plan to align variable costs with sales expectations, reduce fixed costs and improve productivity in our factories. These actions resulted in substantially improved operating and net income results as compared to the first quarter.”

Mr. Bryant continued, “Last quarter, we outlined our plan to improve cash flow and substantially reduce inventories to increase financial flexibility. In the second quarter, we made solid progress and see more opportunity for improvement. As a result, we reduced debt by over $40 million while increasing our cash balance by nearly $22 million.

 “We are firmly committed to our business model, focus on premium products and driving innovation. Retailers and consumers respond exceptionally well to our new product development and technological superiority. Over the next few quarters, we will begin the most extensive new product launch in our company’s history. At the Las Vegas furniture show this month, we will unveil two new mattress models and an upgraded DeluxeBed. Internationally, we are in the early stage of rolling out several new mattress and pillow models.

Mr. Bryant concluded, “We are executing on our business plan and focused on maximizing shareholder value. In summary, we believe we have acted decisively to position the company to gain market share and improve profitability as the macroeconomic environment improves.”

As previously disclosed, the Company has named Mark Sarvary as Chief Executive Officer and President, succeeding Mr. Bryant effective August 4, 2008. In February 2008, the Company announced Mr. Bryant’s  intention to retire following an orderly transition to a new CEO.

2008 Financial Guidance
The Company revised full year 2008 guidance for net sales and earnings per share. It currently expects net sales for 2008 to range from $0.98 billion to $1.02 billion, a decrease of 11% to 8% as compared to 2007. It currently expects EPS for 2008 to range from $1.05 to $1.20 per diluted share. This guidance reflects a decrease of 39% to 31% compared to 2007 EPS of $1.74 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Executive Vice President and Chief Financial Officer Dale Williams commented, “In reviewing our plans for the rest of the year, we are mindful of macroeconomic conditions, including low consumer confidence generally, and that our retail partners report traffic continues to be down sharply. We believe it is prudent to reduce our short-term expectations, while maintaining our focus on ultimately becoming the worldwide bedding leader. During the balance of 2008, we will continue to drive working capital improvements and anticipate reducing debt. Even at the low end of our EPS guidance, we remain in full compliance with the financial covenants in our senior credit facility for the entire year.”

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, July 17, 2008 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 888-283-6901. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, www.tempurpedic.com.
For those who cannot listen to the live broadcast, a telephone replay of the call will be available from July 17, 2008 at 8:00 p.m. Eastern Time through July 24, 2008. To listen to the replay, dial 888-203-1112, participant code 7247817.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the Company’s plans to align variable costs, reduce fixed costs and improve productivity, reduce inventories, increase cash flow, and rollout new products, and the Company’s expectations regarding net sales and earnings per share for 2008, reducing debt and the Company’s compliance with the financial covenants in its senior credit facility, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions, particularly in the retail sector, as well as consumer confidence; the Company’s ability to reduce expenses to align with reduced sales levels; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the US retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium sleep, the fastest growing segment of the estimated $13 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	Chg %	2008	2007	Chg %
Net sales	$238,661	$257,642	(7)%	$485,883	$523,674	(7)%
Cost of sales	132,645	133,073		271,786	271,446
Gross profit	106,016	124,569	(15)%	214,097	252,228	(15)%
Selling and marketing expenses	44,787	47,320		97,950	95,800
General and administrative expenses and other	24,910	22,119		50,495	47,544
Operating income	36,319	55,130	(34)%	65,652	108,884	(40)%

Other expense, net:
Interest expense, net	(5,645)	(6,272)		(13,336)	(13,133)
Other expense, net	(72)	(214)		(1,091)	(503)
Total other expense	(5,717)	(6,486)		(14,427)	(13,636)
Income before income taxes	30,602	48,644	(37)%	51,225	95,248	(46)%
Income tax provision	10,374	15,713		17,483	32,537
Net income	$20,228	$32,931	(39)%	$33,742	$62,711	(46)%

Earnings per common share:
Basic	$0.27	$0.40		$0.45	$0.75
Diluted	$0.27	$0.39		$0.45	$0.74
Weighted average per common share outstanding:
Basic	74,740	82,963		74,665	83,452
Diluted	74,931	84,222		74,872	85,041

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30,	December 31,
	2008	2007	Chg %
ASSETS

Current Assets:
Cash and cash equivalents	$68,353	$33,315
Accounts receivable, net	132,555	163,730
Inventories	93,520	106,533
Prepaid expenses and other current assets	14,320	11,133
Deferred income taxes	13,978	11,924
Total Current Assets	322,726	326,635	(1)%
Property, plant and equipment, net	203,709	208,370
Goodwill	198,877	198,286
Other intangible assets, net	67,774	68,755
Deferred financing costs and other non-current assets	5,104	4,386
Total Assets	$798,190	$806,432	(1)%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$53,019	$56,206
Accrued expenses and other	65,148	66,080
Income taxes payable	6,318	4,060
Current portion of long-term debt	—	288
Total Current Liabilities	124,485	126,634	(2)%
Long-term debt	556,500	601,756
Deferred income taxes	30,059	29,645
Other non-current liabilities	1,436	259
Total Liabilities	712,480	758,294	(6)%

Stockholders’ Equity:
Common stock, $.01 par value; 300,000 shares authorized; 99,215 shares issued as of June 30, 2008 and December 31, 2007	992	992
Additional paid in capital	287,146	283,564
Retained earnings	262,283	241,812
Accumulated other comprehensive income	24,294	13,550
Treasury stock, at cost; 24,436 and 24,681 shares as of June 30, 2008 and December 31, 2007, respectively	(489,005)	(491,780)
Total Stockholders’ Equity	85,710	48,138	78%
Total Liabilities and Stockholders’ Equity	$798,190	$806,432	(1)%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2008	2007	Chg %
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,742	$62,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,685	16,870
Amortization of deferred financing costs	714	667
Amortization of stock-based compensation	4,041	3,380
Allowance for doubtful accounts	3,439	3,508
Deferred income taxes	(958)	(1,426)
Foreign currency adjustments	524	535
Loss (gain) on sale of equipment and other	345	(37)
Changes in operating assets and liabilities:
Accounts receivable	32,642	(1,298)
Inventories	15,866	(14,509)
Prepaid expenses and other current assets	(4,724)	(4,582)
Accounts payable	(5,389)	(3,445)
Accrued expenses and other	(2,560)	6,243
Income taxes	1,941	5,567
Net cash provided by operating activities	96,308	74,184	30%

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(463)	(461)
Purchases of property, plant and equipment	(6,328)	(4,833)
Acquisition of business	(1,522)	(969)
Proceeds from sale of equipment	52	52
Net cash used by investing activities	(8,261)	(6,211)	(33)%

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	70,732	148,102
Repayments of long-term revolving credit facility	(57,244)	(75,806)
Repayments of long-term debt	(1,359)	(45,637)
Proceeds from issuance of Series A Industrial Revenue Bonds	—	15,380
Repayment of Series A Industrial Revenue Bonds	(57,785)	(3,840)
Common stock issued, including reissuances of treasury stock	695	5,573
Excess tax benefit from stock based compensation	366	9,333
Treasury stock repurchased	—	(100,000)
Dividend paid to stockholders	(11,946)	(11,753)
Payments for deferred financing costs	(14)	(1,269)
Net cash used by financing activities	(56,555)	(59,917)	6%
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,546	988
Increase in cash and cash equivalents	35,038	9,044
CASH AND CASH EQUIVALENTS, beginning of period	33,315	15,788
CASH AND CASH EQUIVALENTS, end of period	$68,353	$24,832	175%

Summary of Channel Sales
The Company generates sales through four distribution channels: retail, direct, healthcare and third party.  The retail channel sells to furniture, specialty and department stores globally.  The direct channel sells directly to consumers.  The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers.  The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the second quarter of 2008 compared to 2007:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008	2007
By Sales Channel
Retail	$199,323	$210,941	$130,069	$145,039	$69,254	$65,902
Direct	13,527	20,987	11,328	18,345	2,199	2,642
Healthcare	12,556	11,306	4,501	3,434	8,055	7,872
Third Party	13,255	14,408	2,603	3,828	10,652	10,580
Total	$238,661	$257,642	$148,501	$170,646	$90,160	$86,996

Summary of Product Sales
A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008	2007
Net Sales
Mattresses	$163,634	$179,568	$108,369	$126,968	$55,265	$52,600
Pillows	28,877	31,799	12,583	14,601	16,294	17,198
Other	46,150	46,275	27,549	29,077	18,601	17,198
Total	$238,661	$257,642	$148,501	$170,646	$90,160	$86,996